Exhibit 10.28

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”) dated this 1st day of October 2010 is by and between Stateco Financial Services, Inc. (aka Stateco, Inc.) (“Stateco”), 518 East Broad Street, Columbus, Ohio 43215 and American Compensation Insurance Company and Bloomington Compensation Insurance Company, both located at 8500 Normandale Lake Blvd., Ste. 1400, Bloomington MN 55437 (each the “Company”).

Recitals

The Company is engaged in the property-casualty insurance underwriting business.

In the ordinary course of its business it is charged with the responsibility of managing and investing policyholder premiums.

Stateco, an Ohio-domiciled corporation, is engaged in the business of providing financial services pertinent to an insurance business including, without limitation, investment management services.

The Company desires to retain the services of Stateco as the investment manager for its investable assets, and Stateco is willing to serve in such capacity.

Therefore, in consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto agree as follows:

1. TERM

a. This Agreement shall be for a one year term. It shall automatically renew for additional twelve month terms unless either party hereto gives written notice of its intention to terminate this Agreement, which notice must be given at least ninety days prior to the annual anniversary date of the Agreement.

2. AUTHORITY GRANTED TO STATECO

a. The Company understands and agrees that as its investment manager, Stateco shall have full discretion as to investment decisions which are consistent with the investment policy set by the Investment Committee of the Board of Directors of the Company. The Investment Committee agrees to keep Stateco advised of any changes to investment policy adopted by the committee.

b. Stateco agrees to attend all Investment Committee meetings to review with the committee members the investment activities undertaken in the prior quarter, to respond to questions from committee members and to communicate with the

Investment Committee with respect to investment plans, strategies and policies to be pursued by Stateco.

c. The Company understands and agrees the discretion granted to Stateco herein empowers Stateco (within the policy constraints noted) to select investments to purchase, to allocate investable funds between tax free and taxable investments and to make decisions with respect to the sale of investments and the timing of such sale. Stateco is also authorized to give instructions to Company’s custodian(s), with respect to the purchase, sale, exchange and delivery of securities for Company’s account and disbursements relating thereto.

d. Stateco is also authorized to place brokerage orders for Company’s account through such brokerage firms as Stateco, in its sole discretion, may determine.

3. STATECO’S OBLIGATIONS

a. Stateco agrees to maintain records of transactions in which it engages on Company’s behalf in such form and format as Company requires to comply with legal requirements applicable to it.

b. Stateco also agrees to act in good faith and exercise due care in carrying out its responsibilities hereunder. Stateco will not be liable for any error of judgment with respect to its investment decisions providing Stateco has acted in good faith and has exercised due care.

c. Stateco agrees to maintain strict confidence with respect to Company’s financial affairs. Company will maintain confidentiality of investment advice and investment decisions, except to the extent disclosure is mandated by law or disclosure is made to an affiliate of Company.

d. In consideration for the foregoing services provided and responsibilities to be accepted, Company agrees to pay Stateco based on the total investable assets of Company under its management, as per the Fee Schedule attached as Exhibit A. The fee will be paid withing forty-five (45) days after the end of each calendar quarter. It will be reviewed annually and may be amended by mutual agreement, which shall be confirmed in a revised Fee Schedule to be executed by the parties.

4. ARBITRATION

a. In the event of a dispute arising out of any party’s performance under this Agreement, the parties hereby understand and agree that if the dispute cannot be amicably resolved by the parties, they will arbitrate the dispute in accordance with the rules and procedures set forth in the Ohio Uniform Arbitration Act, which is hereby incorporated by reference.

5. GOVERNING LAW

a. This Agreement shall be governed by Ohio law.

6. AMENDMENT

This Agreement may be amended by mutual consent of Stateco and the Company. Except as provided herein, no alteration or variation of the terms of this Agreement shall be valid unless made in writing and signed by both Stateco and the Company. Furthermore, no alteration or variation of the terms of this Agreement shall be valid unless prior approval for such alteration or variation has been received from the Commissioner of the Department of Insurance for the Company’s domiciliary state.

7. COMPLETE AGREEMENT

This document, together with such amendments hereto as may from time to time be validly executed in writing by the parties, constitutes the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement.

8. EFFECTIVENESS

This Agreement shall be effective (the “Effective Date”) as of October 1, 2010. Notwithstanding the foregoing, the effectiveness of this Agreement is subject to the receipt of all regulatory consents required to implement the terms of this Agreement. Until such time as all such regulatory consents have been obtained, this Agreement shall not become operative in any manner whatsoever and shall be of no force or effect.

[SIGNATURE PAGE TO FOLLOW]

Stateco Financial Services, Inc.

By	/s/ Robert P Restrepo, Jr.
Robert P Restrepo, Jr., President

American Compensation Insurance Company

By	/s/ Robert P Restrepo, Jr.
Robert P Restrepo, Jr., President

Bloomington Compensation Insurance Company

By	/s/ Robert P Restrepo, Jr.
Robert P Restrepo, Jr., President

Agreement – ACIC BCIC

EXHIBIT A

FEE SCHEDULE

Except as amended or modified by mutual agreement of the parties hereto, Stateco shall be paid an investment management fee every quarter based on a percentage of the average asset value of invested assets which average shall be calculated by adding the market value of invested assets at the beginning of the quarter and at the end of the quarter, dividing that sum by two.

The annual fee for fixed instruments including bonds, (taxable and tax-free) invested cash and preferred stock is 40 basis points or .004 times the average asset value of that category of invested asset.

The annual fee for all common stock portfolios is 50 basis points or .005 times the average asset value of that category of invested assets.

In addition, as respects the common stock portfolios, Stateco shall be entitled to a performance bonus based on the performance of the common stock portfolios determined in the following manner.

In the event the total return on any common stock portfolio exceeds for a particular quarter the total return for the S&P 500 for the same quarter, Stateco shall be paid an annual bonus of 10 basis points or .001 times the portion of the average asset value of the particular portfolio which exceeds the asset value of the same portfolio calculated based on the actual total performance of the S&P 500 for the quarter in question.